VALHI REPORTS FIRST QUARTER 2020 RESULTS

DALLAS, TEXAS . . May 7, 2020.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $24.4 million, or $.07 per diluted share, in the first quarter of 2020 compared to $18.2 million, or $.05 per diluted share, in the first quarter of 2019.  Net income attributable to Valhi stockholders increased in the first quarter of 2020 as compared to the first quarter of 2019 primarily due to the net effects of lower operating results from our Chemicals Segment and higher income from tax increment infrastructure reimbursement from our Real Estate Management and Development Segment in 2020 as compared to 2019.

The Chemicals Segment’s net sales of $421.0 million in the first quarter of 2020 were $15.5 million, or 4%, lower than in the first quarter of 2019.  The Chemicals Segment’s net sales decreased in 2020 primarily due to lower sales volumes.  TiO2 sales volumes were 5% lower in the first quarter of 2020 as compared to the first quarter of 2019 primarily due to lower sales volumes in the North American, Latin American and export markets partially offset by higher sales volumes in the European market. The Chemicals Segment’s average TiO2 selling prices in the first quarter of 2020 were comparable to average TiO2 selling prices in the first quarter of 2019.  TiO2 selling prices will increase or decrease generally as a result of competitive market pressures, changes in the relative level of supply and demand as well as changes in raw material and other manufacturing costs. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing our Chemicals Segment’s net sales by approximately $7 million in the first quarter of 2020 as compared to the first quarter of 2019.  The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income in the first quarter of 2020 was $46.8 million as compared to $52.8 million in the first quarter of 2019.  The Chemicals Segment’s operating income decreased in 2020 primarily due to the unfavorable effects of lower sales volumes and higher raw materials and other production costs.  The Chemicals Segment’s TiO2 production volumes were 1% lower in the first quarter of 2020 as compared to the first quarter of 2019.  The Chemicals Segment’s production facilities operated at overall average capacity utilization rates of 95% and 97% in the first quarters of 2020 and 2019, respectively.  Fluctuations in currency exchange rates also affected operating income comparisons, increasing operating income by approximately $11 million in the first quarter of 2020 as compared to the first quarter of 2019.

The Component Products Segment’s net sales increased 4% in the first quarter of 2020 compared to the first quarter of 2019 primarily due to higher sales of security products to existing government security customers and to a lesser extent higher sales of marine components primarily to the towboat and center console markets.  The Component Products Segment’s operating income increased 14% in the first quarter of 2020 as compared to the first quarter of 2019 primarily due to the benefit of higher sales and a favorable customer and product mix partially offset by increased medical costs.

The Real Estate Management and Development Segment had sales of $6.0 million in the first quarter of 2020, including $3.6 million in revenue on sales of land held for development, compared to sales of $11.9 million in the first quarter of 2019, including $9.5 million in sales of land held for development. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder output during the year.  Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. The Real Estate Management and Development Segment had operating income in the first quarter of 2020 of $19.2 million compared to operating income of $3.2 million in the first quarter of 2019 primarily due to income related  to the recognition of tax increment reimbursement note receivables of $19.1 million ($9.9 million, or $.03 per diluted share, net of income taxes and noncontrolling interest) in the first quarter of 2020 compared to $1.1 million of such income recognized in the first quarter of 2019.

Corporate expenses were 3% higher in the first quarter of 2020 compared to the first quarter of 2019, primarily due to higher environmental remediation and related costs.  In the first quarter of 2020, Kronos recognized a $1.5 million pre-tax insurance settlement gain related to a property damage claim.

Although the COVID-19 pandemic had limited impact on our operations during the first quarter of 2020, we believe U.S. and worldwide gross domestic product will be significantly impacted for an indeterminate period, including the demand for our products and those of our customers. Consequently, we expect to report lower sales and earnings than would otherwise have been expected for the remainder of 2020. The extent of the impact will depend on numerous factors, including future developments, and therefore is uncertain and cannot be predicted.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs, reduce demand or perceived demand for TiO2, component products and land held for sale or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);

•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers or trade disputes;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);

•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19);

•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and real estate management and development industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended
	March 31,
	2019	2020
	(unaudited)
Net sales
Chemicals	$436.5	$421.0
Component products	31.2	32.3
Real estate management and development	11.9	6.0

Total net sales	$479.6	$459.3

Operating income

Chemicals	$52.8	$46.8
Component products	4.4	5.0
Real estate management and development	3.2	19.2

Total operating income	60.4	71.0

General corporate items:
Securities earnings	3.1	1.6
Insurance recoveries	.3	1.6
Changes in market value of Valhi common stock held by subsidiaries	1.1	(2.4)
Other components of net periodic pension expense	(4.1)	(4.7)
General expenses, net	(7.9)	(8.1)
Interest expense	(10.3)	(9.7)

Income before income taxes	42.6	49.3

Income tax expense	14.2	11.4

Net income	28.4	37.9

Noncontrolling interest in net income of subsidiaries	10.2	13.5

Net income attributable to Valhi stockholders	$18.2	$24.4

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.05	$.07

Basic and diluted weighted average shares outstanding	342.0	342.1

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

Three months ended
March 31,
2020 vs. 2019

Percentage change in TiO2 net sales :
TiO2 sales volumes	(5)%
TiO2 product pricing	-
TiO2 product mix/other	3
Changes in currency exchange rates	(2)

Total	(4)%